Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
AMC Entertainment Inc.:

We consent to the use of our report dated March 4, 2014 with respect to the consolidated balance sheets of AMC Entertainment Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholder’s equity, and cash flows for the year ended December 31, 2013, the period August 31, 2012 to December 31, 2012, the 22-week period ended August 30, 2012, and the 52-week period ended March 29, 2012, included in this registration statement on Form S-4 and to the reference to our firm under the heading “Experts” in the prospectus.  Our report dated March 4, 2014 contains an explanatory paragraph that states that the Company had a change of controlling ownership effective August 30, 2012, and as a result, the consolidated financial information after August 30, 2012 is presented on a different cost basis than that for the period before the change of control and, therefore, is not comparable.

/s/ KPMG LLP

Kansas City, Missouri
April 1, 2014